Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 9, 2011, with respect to the statement of revenues and certain expenses of the Bleecker Street condominium properties for the year ended December 31, 2009, which is included in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 1 to the Registration Statement and Prospectus of American Realty Capital New York Recovery REIT, Inc. on Form S-11 (File No. 333-163069, effective September 2, 2010). We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON, LLP

Philadelphia, Pennsylvania

March 2, 2011